UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

June 2, 2011

Date of Report (Date of earliest event reported)

TelVue Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-17170	51-0299879
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16000 Horizon Way, Suite 500,

Mt. Laurel, New Jersey  08054

(Address of principal executive offices)

856-273-8888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

TelVue Corporation (the “Company”) held its Annual Meeting of Stockholders on June 2, 2011. Holders of 41,837,581 shares of the Company’s common stock were present in person or by proxy, representing approximately 85.78% of the outstanding shares eligible to vote.* The following are the results of the two proposals voted upon at this meeting.

(a)

Proposal 1, Election of Directors. Each of the nominees for election to the Company’s Board of Directors was elected to serve until the expiration of their term at the 2012 Annual Meeting of Stockholders and until their respective successor is duly elected and qualified. The number of votes cast in favor and withheld of each nominee was as follows:

Name	For	Withheld
H.F. Lenfest	368,055,324	95,800
Jesse Lerman	368,055,324	95,800
Joy Tartar	368,115,324	35,800
Robert Lawrence	368,115,324	35,800

There were 3,041,634 broker non-votes on this matter.

(b)

Proposal 2, Ratification of Independent Registered Public Accounting Firm. ParenteBeard LLC was ratified to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The voting results on this proposal were:

For	Against	Abstain
371,106,703	30,998	55,057

There were no broker non-votes on this matter.

*  Each share of common stock is entitled to 10 votes; provided, however, that persons who have been the beneficial owner of shares of common stock for less than two years or who did not acquire such shares in the course of the spin-off of the Company from Science Dynamics Corporation are entitled to only one vote per share. As provided in the Certificate of Incorporation, the Board of Directors, on written application directed to the Secretary of the Company at any time prior to the special meeting, may waive such holding period requirements and provide that shares held by such stockholder shall have 10 votes per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2011	TelVue Corporation

	By:	/s/ Jesse Lerman
	Name:	Jesse Lerman
	Title:	President and Chief Executive Officer